 Exhibit 99.1
NEWS RELEASE
 NORTH AMERICAN GALVANIZING & COATINGS, INC.
5314 South Yale Avenue, Suite 1000   Tulsa, OK 74135
(918) 494-0964    Fax: (918) 494-3999

FOR IMMEDIATE RELEASE  Contact: Beth B. Hood Phone: (918) 524-1512

North American Galvanizing & Coatings
Reports Second Quarter Earnings and New Credit Agreement

   Tulsa, Oklahoma, July 20, 2009 – North American Galvanizing & Coatings, Inc. (NASDAQ: NGA) announced today second quarter 2009 earnings of $2.2 million ($.13 per share), compared with $3.4 million ($.20 per share), in the second quarter of 2008.  The Company’s net earnings for the first six months of 2009 were $5.7 million ($.35 per share), compared with $6.5 million ($.38 per share) in the first six months of 2008.

Sales for the three-months and six-months ended June 30, 2009 decreased 17.4% and 9.2%, respectively, over the prior year.  The decrease in second quarter and first half revenues was due primarily to a lower average sales price compared to the same periods in 2008. The primary reason for the decrease in the average sales price and in cost of goods sold, which declined by 12.9% and 9.3%, respectively, for the three-months and first half ended June 30, 2009 compared to the same prior year periods was a decrease in zinc costs.

 Second quarter 2009 volumes were 2.9% lower than volumes in the second quarter of 2008.  The current economic downturn has negatively affected overall demand for galvanizing from the Company’s customer base, which represent numerous markets including petrochemical, highway and transportation, energy, utilities, communications, irrigation, pulp and paper, waste water treatment, food processing, recreation, and the manufacture of original equipment.  First half 2009 volumes were 7.1% higher than volumes in the first half of 2008.

On July 17, 2009 the Company entered into a new Credit Agreement (the “New Credit Agreement”) between the Company as borrower and Wells Fargo Bank, N.A. as administrative agent, swing line lender and letter of credit issuer.

The New Credit Agreement provides for a revolving credit facility in the aggregate principal amount of $25 million with future increases of up to an aggregate principal amount of $15 million.  The purpose of the new facility is to refinance a former credit agreement, provide for issuance of standby letters of credit, provide funding for acquisitions, and for other general corporate purposes.  As of July 20, 2009, the Company has not borrowed under the New Credit Agreement, which has a maturity date of July 17, 2012.

North American Galvanizing is a leading provider of hot-dip galvanizing and coatings for corrosion protection of fabricated steel products. The Company conducts its galvanizing and coating business through a network of plants located in Benwood, West Virginia, Canton, Ohio, Denver, Hurst (Dallas/Fort Worth), Houston, Kansas City, Louisville, Nashville, St. Louis and the Tulsa area. Hot-dip galvanizing provides metals corrosion protection for many product applications used in commercial, construction and industrial markets. Our home page is: www.nagalv.com.

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Cautionary Statement. This press release may contain "forward-looking statements" as defined under U.S. securities laws, including, but not limited to, statements concerning the Company’s beliefs and expectations of future performance. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from such forward-looking statements and management's present expectations or projections. These risks and uncertainties include the risk factors described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009.  These forward-looking statements are made as of the date of this press release.  The Company assumes no obligation to update or revise these statements or to provide reasons why actual results may differ.

NORTH AMERICAN GALVANIZING & COATINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
THREE AND SIX MONTHS ENDED JUNE 30, 2009 AND 2008
(In thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008

SALES	$18,143	$21,978	$38,752	$42,680

COSTS AND EXPENSES:
Cost of sales excluding depreciation and amortization	11,284	12,957	23,367	25,777
Selling, general and administrative expenses	2,476	2,707	5,169	4,849
Depreciation and amortization	884	852	1,771	1,709
Total costs and expenses	14,644	16,516	30,307	32,335

OPERATING INCOME	3,499	5,462	8,445	10,345

Interest income and other	6	136	19	147

INCOME BEFORE INCOME TAXES	3,505	5,598	8,464	10,492

INCOME TAX EXPENSE	1,285	2,175	2,783	3,994

NET INCOME	$2,220	$3,423	$5,681	$6,498

NET INCOME PER COMMON SHARE:
Basic	$0.14	$0.21	$0.35	$0.40
Diluted	$0.13	$0.20	$0.35	$0.38

Note:  Net income per share adjusted for the four-for-three stock split on September 14, 2008.